Exhibit (a)(1)

IMPORTANT NOTICE

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to the attached offer to purchase (as it may be supplemented or amended from time to time, the “Offer to Purchase”) and you are therefore required to read this disclaimer page carefully before accessing, reading or making any other use of the Offer to Purchase. By accessing, reading or making any other use of the Offer to Purchase, you agree (in addition to giving the representations below) to be bound by the following terms and conditions, including any modifications to them from time to time, each time you receive any information from Lloyds Banking Group plc (the “Company” or “LBG”), Lloyds Securities Inc. and UBS AG London Branch (together the “Dealer Managers”) and Kroll Issuer Services Limited (the “Tender Agent”), as a result of such access. Capitalized terms used but not otherwise defined in this disclaimer shall have the meaning given to them in the Offer to Purchase.

THE OFFER TO PURCHASE MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. THE OFFER TO PURCHASE MAY ONLY BE DISTRIBUTED TO PERSONS TO WHOM IT IS OTHERWISE LAWFUL TO SEND THE OFFER TO PURCHASE. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THE OFFER TO PURCHASE IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THESE REQUIREMENTS MAY RESULT IN A VIOLATION OF THE APPLICABLE LAWS OF THE UNITED STATES OR OTHER JURISDICTIONS.

Confirmation of your representation: In order to be eligible to view the Offer to Purchase or make an investment decision with respect to the Offer (as defined below), you must be able to participate lawfully in the invitations by the Company to holders of the Securities (as defined below) to tender their Securities for purchase by the Company for cash (the “Offer”) on the terms and subject to the conditions set out in the Offer to Purchase, including the offer and distribution restrictions set out therein (the “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”). The Offer to Purchase was sent at your request and by accessing the Offer to Purchase you shall be deemed to have represented to the Company, the Dealer Managers and the Tender Agent that:

(i)	you are a holder or a beneficial owner of 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 issued by LBG (ISIN XS1043552188 and Common Code 104355218) (the “Securities”);

(ii)	you are a person to whom it is lawful to send the Offer to Purchase or to make an invitation pursuant to the Offer under all applicable laws; and

(iii)       you consent to delivery of the Offer to Purchase to you by electronic transmission.

The Offer to Purchase has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of transmission and consequently none of the Company, the Dealer Managers, the Tender Agent or any person who controls, or any director, officer, employee, agent or affiliate of, any such person accepts any liability or responsibility whatsoever in respect of any difference between the Offer to Purchase distributed to you in electronic format and the hard copy version available to you on request from the Dealer Managers or the Tender Agent.

Any materials relating to the Offer do not constitute, and may not be used in connection with, any form of offer or solicitation in any place where such offers or solicitations are not permitted by law. In those jurisdictions where securities or other laws require the Offer to be made by a licensed broker or dealer and the Dealer Managers or, where the context so requires, any of their respective affiliates are such licensed brokers or dealers in that jurisdiction, the Offer shall be deemed to be made on behalf of the Company by any such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

Restrictions: Nothing in this electronic transmission constitutes an offer to buy or the solicitation of an offer to sell securities in any circumstances in which such offer or solicitation would be unlawful.

The distribution of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by the Company, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

You are responsible for protecting against viruses and other destructive items. Your use of this electronic communication is at your own risk. It is your responsibility to take precautions to ensure that this electronic communication is free from viruses and other items of a destructive nature.

Lloyds Banking Group plc

Offer to Purchase for Cash Any and All of the Outstanding

Lloyds Banking Group plc 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 (ISIN XS1043552188 and Common Code 104355218)

THE OFFER (as defined below) will expire AT 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 7, 2022 (such time and date, as the same may be extended, THE “EXPIRATION DEADLINE”). Securities (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DEADLINE (such time and date, as the same may be extended, the “Withdrawal deadline”), BUT NOT thereafter.

Lloyds Banking Group plc (the “Offeror” or “LBG”) is offering to purchase for cash, on the terms and conditions described in this offer to purchase (as may be amended or supplemented from time to time, the “Offer to Purchase”), any and all of the outstanding 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 of LBG (the “Securities”).

For each £1,000 of the Securities validly tendered and accepted for purchase pursuant to the Offer, holders of the Securities will be eligible to receive a cash purchase price (the “Purchase Price”) set out in the table below. In addition to the Purchase Price, holders whose Securities are accepted for purchase will also receive accrued and unpaid interest on such Securities (rounded to the nearest £0.01, with £0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date (as defined herein) (the “Accrued Interest”). Accrued interest will be calculated from September 27, 2022.

Securities	ISIN	Interest Rate(1)	First Call Date	Principal Amount Outstanding	Purchase Price(2)
LBG 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023	XS1043552188	7.625% to (but excluding) June 27, 2023. From (and including) June 27, 2023, the Reset Reference Rate plus 5.287% per annum.	June 27, 2023	£1,059,632,000	£1,020.00

(1)	“Reset Reference Rate” means in respect of the relevant Reset Period, (i) the applicable annual mid-swap rate for swap transactions in pounds sterling (with a maturity equal to 5 years) where the floating leg pays daily compounded SONIA annually and calculated and published by ICE Benchmark Administration Limited on the relevant Reset Determination Date and displayed at 11.15 a.m. (London time) on the relevant Reset Determination Date on such Bloomberg or Reuters page (the “Screen Page”) or, as the case may be, on such other information service that may replace Bloomberg or Reuters, in each case, as may be nominated by ICE Benchmark Administration Limited; or (ii) if such rate is not displayed on the Screen Page at such time and date (other than in certain specified circumstances), the relevant Reset Reference Bank Rate. All capitalized terms are used as defined in the Trust Deed dated April 1, 2014 between LBG and BNY Mellon Corporate Trustee Services Limited as supplemented.

(2)	Per £1,000 in principal amount of Securities accepted for purchase. The Securities can only be tendered in minimum denominations of £200,000 and integral multiples of £1,000 thereafter.

The Offer is subject to certain conditions (the “General Conditions”) set out under “The Offer—Terms of the Offer—Offer Conditions”. The Offer is not conditioned on any minimum aggregate principal amount of Securities being tendered. The Offer is not subject to any financing condition.

The Offeror may extend, re-open, amend, limit, waive any condition of, or terminate the Offer at any time (subject to applicable law and as provided in this Offer to Purchase). Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced publicly wherever applicable as provided in this Offer to Purchase promptly after the relevant decision is made. For more information, see “The Offer”.

Questions and requests for assistance in connection with (i) the Offer may be directed to the Dealer Managers and (ii) the delivery of Tender Instructions (as defined herein) may be directed to Kroll Issuer Services Limited (the “Tender Agent”), as applicable, the contact details for whom are on the back cover page of this Offer to Purchase.

Before deciding whether to tender your Securities, you are encouraged to read and carefully consider this Offer to Purchase (including the documents incorporated by reference herein) in its entirety.  See “Risk Factors” beginning on page 5 for a discussion of risk factors that you should consider prior to deciding whether to tender your Securities in the Offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the adequacy or accuracy of this Offer to Purchase. Any representation to the contrary is a criminal offense.

Joint Lead Dealer Managers

Lloyds Securities Inc.	UBS Investment Bank

The date of this Offer to Purchase is September 12, 2022

table of contents

Page

Offer to Purchase

About this Offer to Purchase	iii
Important Notices	iv
Incorporation of Information by Reference	v
Forward-Looking Statements	v
Enforcement of Civil Liabilities	vii
Summary Terms of the Offer	1
Risk Factors	4
Rationale of the Offer	6
Market Information and Dividend Policy	7
The Offer	9
Taxation Considerations	19

You should rely only on the information contained or incorporated by reference in this Offer to Purchase (including any free writing prospectus issued or authorized by us). Neither we nor the Dealer Managers have authorized anyone to provide you with additional, different or inconsistent information. We and the Dealer Managers are not making an offer in relation to these securities in any state or jurisdiction where an offer is not permitted. You should assume that the information contained in this Offer to Purchase and the documents incorporated by reference herein is accurate only as of their respective dates.

About this Offer to Purchase

In this Offer to Purchase, we use the following terms:

·	“we”, “us”, “our”, “LBG”, “Offeror” and “Lloyds Banking Group” mean Lloyds Banking Group plc;

·	“Group” means Lloyds Banking Group plc together with its subsidiaries and associated undertakings;

·	“SEC” refers to the Securities and Exchange Commission;

·	“pound sterling”, “pence”, “£” and “p” refer to the currency of the United Kingdom;

·	“U.S. dollars”, “$” and “cents” refer to the currency of the United States; and

·	“U.K.” means the United Kingdom.

Important Notices

If a holder decides to tender Securities pursuant to the Offer, the holder must arrange for the relevant accountholder to submit an electronic tender and blocking instruction to be sent to the relevant Clearing System (as defined below) on or about the date of this Offer to Purchase informing accountholders of the procedures to be followed in order to participate in the Offer (each a “Tender Instruction”). See “The Offer—Procedures for Participating in the Offer”.

If you are a beneficial owner of Securities that are held by or registered in the name of a bank, broker, custodian or other nominee, and you wish to participate in the Offer, you must promptly contact your bank, broker, custodian or other nominee to instruct it to tender your Securities, to agree to the terms of the Offer and to cause the timely transmission of a Tender Instruction on your behalf to the Tender Agent.  You are urged to instruct your bank, broker, custodian or other nominee at least five business days prior to the Expiration Deadline in order to allow adequate processing time for your instruction.

The Offeror is making the Offer only in those jurisdictions where it is legal to do so. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. This document does not constitute a “prospectus” for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”) or Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of European Union (Withdrawal) Act 2018, as amended (the “U.K. Prospectus Regulation”).

Securities can be tendered in the Offer only in accordance with the procedures described in “The Offer—Procedures for Participating in the Offer”. Holders who do not participate in the Offer, or whose Securities are not accepted for purchase, will continue to hold their Securities.

Holders must comply with all laws that apply to them in any place in which they possess this Offer to Purchase. Holders must also obtain any consents or approvals that they need in order to tender their Securities. None of the Offeror, Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is responsible for holders’ compliance with these legal requirements. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”. The applicable provisions of the U.K. Financial Services and Markets Act 2000 must be complied with in respect of anything done in relation to the Offer in, from or otherwise involving the United Kingdom.

See “Taxation Considerations” for a description of material U.K. and U.S. federal income tax considerations that should be considered carefully in evaluating the Offer.

Unless the context otherwise requires, all references in this Offer to Purchase to a “holder” or “holder of the Securities” include:

(a)	each person who is shown in the records of Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg” and, together with Euroclear, the “Clearing Systems” and each a “Clearing System”) as a holder of the Securities (also referred to as “Direct Participants” and each a “Direct Participant”);

(b)	any broker, dealer, commercial bank, trust company or other nominee or custodian who holds Securities; and

(c)	each beneficial owner of Securities holding such Securities, directly or indirectly, in accounts in the name of a Direct Participant acting on the beneficial owner’s behalf,

except that for the purposes of any payment to a holder pursuant to the Offer of the Purchase Price and Accrued Interest, to the extent the beneficial owner of the relevant Securities is not a Direct Participant, such payment will only be made to the relevant Direct Participant. The making of the payment of the Purchase Price and Accrued Interest to such Direct Participant will satisfy any obligations of the Offeror, the Tender Agent and the relevant Clearing System in respect of the payment for Securities purchased pursuant to the Offer.

The Offeror is not providing for guaranteed delivery procedures and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of the Clearing Systems prior to the Expiration Deadline.  Tenders received by the Tender Agent after the Expiration Deadline will be disregarded and of no effect.

LBG is incorporating by reference into this document important business and financial information that is not included in or delivered with this document.  This information is available without charge to security holders upon written or oral request.  Requests should be directed to:

Lloyds Banking Group
25 Gresham Street
London EC2V 7HN
United Kingdom
Telephone Number: +44 207 626 1500

In order to ensure timely delivery of such documents, holders must request this information no later than five business days before the date they must make their decision to tender their Securities. Accordingly, any request for information should be made by September 30, 2022 to ensure timely delivery of the documents prior to the Expiration Deadline.

See “Risk Factors”, beginning on page 4 for a description of certain factors relating to a decision to tender your Securities in the Offer, including information about our business.

None of the Offeror, the Dealer Managers or any of their respective representatives are making any representation to you regarding the legality of participation in the Offer by you under applicable investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a decision whether to tender your Securities in the Offer.

Incorporation of Information by Reference

We file annual, semi-annual and special reports and other information with the SEC. The SEC’s website, at http://www.sec.gov, contains, free of charge, reports and other information in electronic form that we have filed. You may also request a copy of any filings referred to below (excluding exhibits) at no cost, by contacting us at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone +44 207 626 1500.

This Offer to Purchase incorporates by reference the documents listed below, which LBG has previously filed with or furnished to the SEC. These documents contain important information about LBG and its financial condition, business and results.

·	LBG’s Annual Report (the “Annual Report”) on Form 20-F for the year ended December 31, 2021, filed with the SEC on February 28, 2022;

·	LBG’s report on Form 6-K filed with the SEC on July 27, 2022 announcing its interim report, which includes the unaudited consolidated half-year results for the half-year ended June 30, 2022; and

·	LBG’s report on Form 6-K filed with the SEC on July 27, 2022 disclosing LBG’s capitalization as of June 30, 2022.

LBG has also filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

Forward-Looking Statements

From time to time, we may make statements, both written and oral, regarding assumptions, projections, expectations, intentions or beliefs about future events. Words such as, without limitation, ‘believes’, ‘achieves’, ‘anticipates’, ‘estimates’, ‘expects’, ‘targets’, ‘should’, ‘intends’, ‘aims’, ‘projects’, ‘plans’, ‘potential’, ‘will’, ‘would’, ‘could’, ‘considered’, ‘likely’, ‘may’, ‘seek’, ‘estimate’, ‘probability’, ‘goal’, ‘objective’, ‘deliver’, ‘endeavor’, ‘prospects’, ‘optimistic’ and similar expressions or variations on these expressions are intended to identify forward looking statements. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. We caution that

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these statements may and often do vary materially from actual results. Accordingly, we cannot assure you that actual results will not differ materially from those expressed or implied by the forward-looking statements. You should read the sections entitled “Risk Factors” in this Offer to Purchase and “Forward-Looking Statements” in our Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein.

Factors that could cause actual business, strategy, plans and/or results (including but not limited to the payment of dividends) to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements made by the Group or on its behalf include, but are not limited to the risks identified above under the section entitled “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2021, as well as the following:

·	general economic and business conditions in the U.K. and internationally;

·	market related risks, trends and developments;

·	risks concerning borrower and counterparty credit quality;

·	fluctuations in interest rates, inflation, exchange rates, stock markets and currencies;

·	volatility in credit markets;

·	volatility in the price of the Group's securities;

·	any impact of the transition from IBORs to alternative reference rates;

·	the ability to access sufficient sources of capital, liquidity and funding when required;

·	changes to the Group's credit ratings;

·	the ability to derive cost savings and other benefits including, but without limitation, as a result of any acquisitions, disposals and other strategic transactions;

·	inability to capture accurately the expected value from acquisitions;

·	potential changes in dividend policy;

·	the ability to achieve strategic objectives;

·	insurance risks;

·	management and monitoring of conduct risk;

·	exposure to counterparty risk;

·	credit rating risk;

·	tightening of monetary policy in jurisdictions in which the Group operates;

·	instability in the global financial markets, including within the Eurozone, and as a result of ongoing uncertainty following the exit by the U.K. from the European Union (EU) and the effects of the EU U.K. Trade and Cooperation Agreement;

·	political instability including as a result of any U.K. general election and any further possible referendum on Scottish independence;

·	operational risks;

·	conduct risk;

·	technological changes and risks to the security of IT and operational infrastructure, systems, data and information resulting from increased threat of cyber and other attacks;

·	natural pandemic (including but not limited to the COVID-19 pandemic) and other disasters;

·	inadequate or failed internal or external processes or systems;

·	acts of hostility or terrorism and responses to those acts, or other such events;

·	geopolitical unpredictability;

·	the war between Russia and Ukraine;

·	risks relating to sustainability and climate change (and achieving climate change ambitions), including the Group's ability along with the government and other stakeholders to measure, manage and mitigate the impacts of climate change effectively;

·	changes in laws, regulations, practices and accounting standards or taxation;

·	changes to regulatory capital or liquidity requirements and similar contingencies;

·	assessment related to resolution planning requirements;

·	the policies and actions of governmental or regulatory authorities or courts together with any resulting impact on the future structure of the Group;

·	failure to comply with anti-money laundering, counter terrorist financing, anti-bribery and sanctions regulations;

·	failure to prevent or detect any illegal or improper activities;

·	projected employee numbers and key person risk;

·	increased labor costs;

·	assumptions and estimates that form the basis of the Group's financial statements;

·	the impact of competitive conditions; and

·	exposure to legal, regulatory or competition proceedings, investigations or complaints.

In light of these risks, uncertainties and assumptions, forward-looking events discussed in this Offer to Purchase or any information incorporated by reference might not occur. The forward-looking statements contained in this Offer to Purchase speak only as of the date of this Offer to Purchase. We undertake to publicly update, to the extent required by U.S. federal securities laws, any forward-looking statement to reflect certain events or circumstances after such dates or to reflect the occurrence of unanticipated events.

EnforceMENT of Civil Liabilities

LBG is a public limited company incorporated and registered in Scotland. All of LBG’s directors and executive officers, and certain experts named in this Offer to Purchase, reside outside the United States. All or a substantial portion of LBG’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon LBG or those persons or (ii) to enforce against LBG or those persons judgments obtained in U.S. courts predicated upon the civil liability provisions of the federal securities laws of the United States. We have been advised by our Scottish counsel, CMS Cameron McKenna Nabarro Olswang LLP (as to Scots law) that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Scotland.

Summary Terms of the Offer

The following is a summary of this Offer to Purchase and should be read as an introduction to, and in conjunction with, the remainder of this Offer to Purchase and any documents incorporated by reference therein. You should base your investment decision on a consideration of this Offer to Purchase and any documents incorporated by reference therein, as a whole. Capitalized terms used but not defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase.

The Offeror

Lloyds Banking Group plc was incorporated as a public limited company and registered in Scotland under the U.K. Companies Act 1985 on October 21, 1985 (registration number 95000). Lloyds Banking Group plc’s registered office is at The Mound, Edinburgh EH1 1YZ, Scotland, U.K. and its principal executive offices in England, U.K. are located at 25 Gresham Street, London EC2V 7HN, United Kingdom, telephone number +44 207 626 1500.

The following summary contains selected information about the Offer. It is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this Offer to Purchase. For a more detailed description of the Offer, see “The Offer”.

The Offeror	Lloyds Banking Group plc
Purpose of the Offer	The Offer is part of LBG’s continuous review and management of its outstanding capital base, maintaining a prudent approach to the management of LBG’s capital position.
The Offer

LBG is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, any and all of the outstanding Securities. The Securities can only be tendered in minimum denominations of £200,000 and integral multiples of £1,000 thereafter.

Securities	7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 (ISIN XS1043552188 and Common Code 104355218).

Offer Period	From the commencement of the Offer on September 12, 2022 to the Expiration Deadline, which is expected to be 11:59 p.m., New York City time, on October 7, 2022, subject to extension.

Purchase Price	For each £1,000 of the Securities validly tendered and accepted for payment pursuant to the Offer (subject to the minimum denomination), holders of the Securities will be eligible to receive a cash purchase price of £1,020.

Accrued Interest	Holders whose Securities are accepted for purchase will also receive accrued and unpaid interest on such Securities (rounded to the nearest £0.01, with £0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date. Accrued interest will be calculated from September 27, 2022.

Withdrawal Rights

If you decide to tender your Securities in the Offer, you may withdraw them at any time prior to 11:59 p.m., New York City time, on October 7, 2022. Holders may not rescind their withdrawal of tenders of Securities, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Properly withdrawn Securities may, however, be re-tendered again by following the procedures described herein at any time prior to the Expiration Deadline.

In addition, if not previously returned, you may withdraw Securities that you tender that are not accepted for purchase after the expiration of 40 business days following the commencement of the Offer.

Conditions of the Offer	The Offer is subject to the satisfaction or waiver of certain conditions, which are set forth in “The Offer—Terms of the Offer—Offer Conditions”.

Amendment of Terms of the Offer	Subject to applicable laws and as provided herein, the Offeror may extend, re-open, amend, limit, waive any condition of, or terminate the Offer at any time. Details of any such extension, re-opening, amendment, limitation, waiver (if permitted) or termination will be announced publicly wherever applicable as provided in this Offer to Purchase promptly after the relevant decision is made.

Settlement Date	The Purchase Price and any Accrued Interest will be paid to Holders whose Securities are accepted for purchase on the Settlement Date, which is expected to be on October 13, 2022.

Offer Restrictions	The Offer is subject to certain offer restrictions. See “The Offer—Certain Matters Relating to Non-U.S. Jurisdictions”.

Dealer Managers	The Joint Lead Dealer Managers for the Offer are Lloyds Securities Inc. and UBS AG London Branch.

Tender Agent	Kroll Issuer Services Limited

Brokerage Commission	No brokerage commissions are payable by the holders to the Offeror, the Dealer Managers or the Tender Agent. If your Securities are held through a broker or other nominee that tenders the Securities on your behalf, such broker or other nominee may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

No Recommendation	None of the Offeror, the Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of Securities with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any Securities in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Further Information	If you have questions about the terms of the Offer, please contact your bank, broker or professional investment advisor, or you may contact the Joint Lead Dealer Managers. If you have questions regarding the procedures for tendering your Securities, please contact the Tender Agent. The Tender Agent’s and Joint Lead Dealer Managers’ contact details are set forth on the back cover page of this Offer to Purchase.

Tax Considerations	For a discussion of material U.K. and U.S. federal income tax considerations of the Offer applicable to beneficial owners of Securities, see “Taxation Considerations”.

Risk Factors

Prospective investors should consider carefully the risk factors incorporated by reference into this Offer to Purchase and as set out below as well as the other information set out elsewhere in this Offer to Purchase (including any other documents incorporated by reference herein) and reach their own views prior to making any investment decision with respect to the Offer.

The Offeror believes that the factors described below represent the principal risks inherent in the Offer, but the Offeror does not represent that the statements below regarding the risks of the Offer are exhaustive. Prospective investors should also read the detailed information set out elsewhere in this Offer to Purchase (including any documents deemed to be incorporated by reference herein) and reach their own views prior to making any decision to tender their Securities.

Risks relating to LBG and the Group

For a description of the risks associated with LBG and the Group, see the section entitled “Risk Factors” of LBG’s Annual Report on Form 20-F for the year ended December 31, 2021, which is incorporated by reference herein.

Risks relating to the Offer

The trading markets for the Securities may be adversely affected by the Offer.

The trading markets for the Securities that remain outstanding following the completion of the Offer may be characterized by significantly lower levels of liquidity than before the Offer. Such outstanding Securities may command a lower price than a comparable issue of securities with greater market liquidity. A reduced market value may also make the trading price of the remaining Securities more volatile. As a result, the market price for the Securities that remain outstanding after the completion of the Offer may be materially and adversely affected as a result of the Offer. It is also possible that the credit ratings of certain of the Securities may be affected, although it is not expected that any such changes would affect adversely other credit ratings of Group companies.

The Securities are traded on the Global Exchange Market of the Irish Stock Exchange, but the Securities may not be actively traded. Quotations for securities that are not widely traded, such as the Securities, may differ from actual trading prices and should be viewed as approximations. Investors are urged to contact their brokers with respect to current market prices for the Securities.

Securities may be acquired by the Offeror or its affiliates other than through the Offer in the future.

From time to time in the future, to the extent permitted by applicable law, the Offeror or its affiliates may acquire Securities that remain outstanding, whether or not the Offer is consummated, through tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) LBG or its affiliates may pursue. The Securities are next redeemable at the option of LBG on June 27, 2023.

Failure by a holder to comply with the procedures for participating in the Offer may result in the holder being excluded from participation.

Holders are responsible for complying with all of the procedures for submitting Tender Instructions pursuant to the terms of this Offer to Purchase. None of the Offeror, the Dealer Managers or the Tender Agent assumes any responsibility for informing holders of irregularities with respect to Tender Instructions from such holders.

The Offer may be extended, reopened, amended, limited, terminated or withdrawn at any time, subject to applicable law, and any such action may adversely affect any perceived benefits of the Offer.

Completion of the Offer is conditional upon the satisfaction or waiver of the conditions to the Offer set out herein. In addition, subject as provided herein, the Offeror may, subject to applicable law, extend, re-open, amend, terminate or withdraw the Offer at any time prior to the announcement of whether it accepts valid tenders of Securities. For details, see “The Offer—Terms of the Offer—Offer Conditions” and “—Amendment and Termination”.

Submitting a Tender Instruction will restrict a holder’s ability to transfer its Securities.

When considering whether to participate in the Offer, holders should take into account that restrictions on the transfer of Securities by holders will apply from the time of submission of a Tender Instruction to the Clearing Systems. A holder will, on submitting a Tender Instruction to Euroclear or Clearstream, Luxembourg, agree that its Securities will be blocked in the relevant account in the relevant Clearing System from the date the Tender Instruction is submitted to Euroclear or Clearstream, Luxembourg until the earlier of (i) the time of settlement on the Settlement Date and (ii) the date of any termination of the Offer (including where such Securities are not accepted for purchase) or on which the Tender Instruction is withdrawn, in the circumstances in which such withdrawal is permitted.

A failure by a holder or beneficial owner to consult its own advisors may result in it suffering adverse tax, accounting, financial, legal or other consequences.

Holders and beneficial owners should consult their own tax, accounting, financial, legal and other advisers as they may deem appropriate regarding the suitability to themselves of the tax, accounting, financial, legal and other consequences of participating or declining to participate in the Offer. In particular, due to the number of different jurisdictions where tax laws may apply to a holder or beneficial owner and save as set out under “Taxation Considerations”, this Offer to Purchase does not discuss the tax consequences for holders arising from the purchase of their Securities in the Offer and the receipt of the Purchase Price and Accrued Interest. Holders are urged to consult their own professional advisers regarding the possible tax consequences under the laws of the jurisdictions that apply to them. Holders are liable for their own taxes and have no recourse to the Offeror, the Dealer Managers or the Tender Agent with respect to taxes arising in connection with the Offer.

The Offeror has not obtained a third-party determination that the Offer is fair to the holders.

No one is making a recommendation as to whether holders should tender Securities in the Offer. The Offeror has not retained, and does not intend to retain, any unaffiliated representative to act on behalf of the holders for purposes of negotiating the Offer or preparing a report concerning the fairness of the Offer. Holders must make their own independent decision regarding participation in the Offer.

Rationale of the Offer

The Offer is part of LBG’s continuous review and management of its outstanding capital base, maintaining a prudent approach to the management of LBG’s capital position. Any Securities purchased by the Offeror pursuant to the Offer will be cancelled and will not be re-issued or re-sold.

Market Information and Dividend Policy

LBG’s ordinary shares (the “Ordinary Shares”) are listed and traded on the London Stock Exchange under the symbol “LLOY.L”. The prices for shares as quoted in the official list of the London Stock Exchange are in sterling. The following table shows the reported high and low closing prices for the ordinary shares on the London Stock Exchange. This information has been extracted from publicly available documents from various sources, including officially prepared materials from the London Stock Exchange, and has not been prepared or independently verified by LBG.

	Price per Ordinary Share
	High	Low
	(in pence)
Annual prices:
2021	51.11	33.00
2020	63.71	23.98
2019	67.25	48.58
2018	72.12	50.03
2017	73.10	62.20
Quarterly prices:
2022
Second quarter	47.39	42.24
First quarter	55.13	41.25
2021
Fourth quarter	51.11	44.35
Third quarter	47.71	42.41
Second quarter	50.00	41.62
First quarter	43.10	33.00
2020
Fourth quarter	39.50	26.53
Third quarter	31.85	23.98
Monthly prices:
August 2022	45.87	43.67
July 2022	45.32	41.02
June 2022	45.94	42.24
May 2022	46.18	42.35
April 2022	47.39	44.12
March 2022	50.24	41.25

On September 9, 2022, the closing price of Ordinary Shares on the London Stock Exchange was 45.98 pence, equivalent to $0.53 per Ordinary Share translated at the Noon Buying Rate of £1.00 = $1.16.

Since November 27, 2001, LBG’s American Depositary Shares representing LBG’s Ordinary Shares (“LBG ADSs”) have been listed on the New York Stock Exchange under the symbol “LYG”. Each such LBG ADS represents four Ordinary Shares.

The following table shows the reported high and low closing prices for LBG’s ADSs on the New York Stock Exchange.

	Price per LBG ADS
	High	Low
	(in U.S. dollars)
Annual prices:
2021	2.83	1.76
2020	3.34	1.18
2019	3.57	2.31
2018	4.19	2.48
2017	3.86	3.17
2016	4.40	2.55
Quarterly prices:
2022
Second quarter	2.46	2.02
First quarter	3.00	2.11
2021
Fourth quarter	2.76	2.30
Third quarter	2.60	2.27
Second quarter	2.83	2.28
First quarter	2.33	1.76
2020
Fourth quarter	2.09	1.31
Third quarter	1.54	1.18
Second quarter	1.85	1.29
First quarter	3.34	1.34
2020
Fourth quarter	3.57	2.44
Third quarter	2.89	2.31
Monthly prices:
August 2022	2.23	1.99
July 2022	2.22	1.91
June 2022	2.29	2.03
May 2022	2.32	2.02
April 2022	2.46	2.23
March 2022	2.63	2.11

On September 9, 2022, the closing price of LBG’s ADSs on the New York Stock Exchange was $2.12.

Dividend Policy

For information on LBG’s ability to pay dividends, see our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 under the heading “Dividends”.

Securities

The Securities are traded on the Global Exchange Market of the Irish Stock Exchange.

The high and low quoted sales prices for the Securities for each quarter during the past two years are as follows:

Trading Price(1)
3Q20		4Q20		1Q21		2Q21		3Q21		4Q21		1Q22		2Q22
Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min	Max	Min
(percent)
107.279	102.829	111.187	104.625	110.655	108.255	109.752	108.943	109.721	107.903	107.747	106.251	107.217	100.340	104.269	100.006

(1)	Reflects, for the periods indicated, the high and low sales prices as reported by the Bloomberg Valuation Service (BVAL).

The Offer

Timetable for the Offer

Holders should confirm with any bank, securities broker or other intermediary through which they hold Securities whether such intermediary needs to receive instructions from a holder before the deadlines specified in this Offer to Purchase in order for that holder to be able to participate in, or (in the circumstances in which withdrawal is permitted) withdraw their instruction to participate in, the Offer.

The times and dates below are subject, where applicable, to the right of the Offeror to extend, re-open, amend, limit, terminate or withdraw the Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out below. If any of the above times and/or dates change, the revised time and/or date will be notified by announcement promptly after the relevant decision is made.

Events	Dates and Times
Commencement of the Offer
Offer announced. Offer to Purchase made available to holders of Securities.	September 12, 2022
Withdrawal Deadline
The deadline for holders to validly withdraw tenders of Securities.	11:59 p.m., New York City time, on October 7, 2022
Expiration Deadline
The deadline for receipt of all Tender Instructions.	11:59 p.m., New York City time, on October 7, 2022
Announcement of Offer Results
Announcement of the aggregate principal amounts of the Securities which the Offeror will be accepting for purchase.	As soon as reasonably practicable on October 11, 2022
Settlement Date
Settlement Date of the Offer, including payment of the Purchase Price and any Accrued Interest in respect of Securities validly tendered and accepted for purchase in the Offer.	Expected on October 13, 2022

Unless stated otherwise, announcements in connection with the Offer will be made (i) by the issue of a press release to a recognized financial news service or services (e.g. Reuters/Bloomberg) as selected by the Offeror (“Notifying News Service”), (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through The Regulatory News Service provided by the London Stock Exchange plc (being a Regulated Information Service that is on the list of Regulated Information Services maintained by the Financial Conduct Authority) (“RNS”), and may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are at the end of this Offer to Purchase.

Purpose of the Offer

See “Rationale of the Offer” for an explanation of the rationale of the Offer.

Terms of the Offer

The Offeror is offering to purchase for cash, on the terms and conditions described in this Offer to Purchase, any and all of the outstanding Securities.

Offer Period

The Offer commences on September 12, 2022 and will end at 11:59 p.m., New York City time, on October 7, 2022. If the Expiration Deadline is extended, an announcement to that effect will be made by the Offeror as described below in “—Announcements” no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Deadline.

Source of Funds

LBG will use cash on hand to pay the Purchase Price, any Accrued Interest and other expenses associated with the Offer.

Results

Unless the Offer is extended, on October 11, 2022, the Offeror will announce the aggregate principal amount of the Securities accepted for purchase. Such information will be notified to holders as described below in “—Announcements” and shall, absent manifest error, be final and binding on the Offeror and the holders.

Once the Offeror has announced the results of the Offer in accordance with applicable law, its acceptance of Tender Instructions in accordance with the terms of the Offer will be irrevocable. Tender Instructions which are so accepted will constitute binding obligations of the submitting holders and the Offeror to settle the Offer.

Securities which have not been validly tendered and accepted for purchase pursuant to the Offer will remain outstanding after the Settlement Date.

Settlement

The Settlement Date is expected to be October 13, 2022.

Costs and Expenses

Any charges, costs and expenses incurred by the holders or any intermediary in connection with the Offer shall be borne by such holder. No brokerage costs are being levied by the Dealer Managers or the Tender Agent. Holders should check whether their brokers or custodians will charge any fees.

Announcements

Unless stated otherwise, announcements in connection with the Offer will be made by the Offeror (i) by the issue of a press release to a Notifying News Service, (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through RNS, and may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are on the last page of this Offer to Purchase. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

No Recommendation

None of the Offeror, the Dealer Managers or the Tender Agent (or any of their respective directors, employees or affiliates) is providing holders of Securities with any legal, business, tax or other advice in the Offer to Purchase, nor is making any recommendation as to whether holders should tender or refrain from tendering any Securities in the Offer, and none of them has authorized any person to make any such recommendation. Holders should consult their own advisers as needed to assist them in making an investment decision.

Offer Conditions

Subject to applicable law, the Offeror will not be required to purchase and pay for any Securities tendered pursuant to the Offer, and the Offeror may terminate, extend or amend the Offer and may postpone the acceptance for purchase of any Securities so tendered in the Offer, unless the General Conditions listed below have been satisfied or, if permissible under applicable law, waived.

All of the General Conditions shall be deemed to have been satisfied on the Expiration Deadline, unless any of the following conditions shall have occurred on or after the date of this Offer to Purchase and be continuing at the time of the Expiration Deadline with respect to the Securities:

(a)	there shall not have been any change or development that, in the reasonable judgment of the Offeror, may materially reduce the anticipated benefits to the Group of the Offer or that has had, or could reasonably be expected to have, an adverse effect on the Group, its businesses, condition (financial or otherwise) or prospects;

(b)	there shall not have been instituted or threatened any action, proceeding or investigation by or before any governmental authority, including any court, governmental, regulatory or administrative branch or agency, tribunal or instrumentality, that relates in any manner to the Offer and that in the reasonable judgment of the Offeror makes it advisable to terminate the Offer; and

(c)	there shall not have occurred: (i) any general suspension of or limitation on prices for trading in securities in the United Kingdom or the U.S. securities or financial markets; (ii) any disruption in the trading of the ordinary shares of the Offeror; (iii) any disruption in securities settlement, payment or clearing services in the United Kingdom or the United States; (iv) a declaration of a banking moratorium or any suspension of payments with respect to banks in the United Kingdom or the United States; or (v) a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United Kingdom or its citizens or the United States or its citizens.

The Offeror expressly reserves the right to amend or terminate the Offer and to reject for purchase any Securities not previously accepted for purchase, if any of the conditions to the Offer specified above are not satisfied. These conditions are for sole benefit of the Offeror, and it may assert them regardless of the circumstances that may give rise to them, or waive them in whole or in part, at any or at various times. All conditions to the Offer must be satisfied or waived prior to the Expiration Deadline.

Procedures for Participating in the Offer

The tendering of Securities by a holder will be deemed to have occurred upon receipt by the Tender Agent from the relevant Clearing System of a valid Tender Instruction submitted in accordance with the requirements of such Clearing System. The receipt of such Tender Instruction by the relevant Clearing System will be acknowledged in accordance with the standard practices of such Clearing System and will result in the blocking of the relevant Securities in the holder’s account with the relevant Clearing System so that no transfers may be effected in relation to such Securities. Holders and Direct Participants must take the appropriate steps through the relevant Clearing System so that no transfers may be effected in relation to such blocked Securities at any time after the date of submission of such Tender Instruction, in accordance with the requirements of the relevant Clearing System and the deadlines required by such Clearing System. By blocking such Securities in the relevant Clearing System, each Direct Participant will be deemed to consent to have the relevant Clearing System provide details concerning such Direct Participant’s identity to the Tender Agent (and for the Tender Agent to provide such details to the Offeror, the Dealer Managers and their legal advisers).

Only Direct Participants may submit Tender Instructions. Each holder that is not a Direct Participant must arrange for the Direct Participant through which such holder holds its Securities to submit a valid Tender Instruction on its behalf to the relevant Clearing System before the deadlines specified by the relevant Clearing System. Holders must tender Securities in principal amounts equal to £200,000 and integral multiples of £1,000 in excess thereof.

By submitting a valid Tender Instruction to the relevant Clearing System in accordance with the standard procedures of such Clearing System, a holder and any Direct Participant submitting such Tender Instruction on such holder’s behalf shall be deemed to make the acknowledgements, representations, warranties and undertakings set out below under “—Acknowledgements, Representations, Warranties and Undertakings” to the Offeror, the Tender Agent and the Dealer Managers at the Expiration Deadline and the time of settlement on the Settlement Date (if a holder or Direct Participant is unable to make any such agreement or acknowledgement or give any such representation, warranty or undertaking, such holder or Direct Participant should contact the Tender Agent immediately).

Withdrawal Rights

Validly tendered Securities and any Tender Instruction relating thereto, may be withdrawn at any time prior to the Expiration Deadline but not thereafter.

Withdrawals may only be effected by delivering a withdrawal instruction (a “Withdrawal Instruction”) to Euroclear or Clearstream, Luxembourg, as applicable. To be effective, a Withdrawal Instruction must be received by Euroclear or Clearstream, Luxembourg, as applicable, not later than the Expiration Deadline or such earlier deadline as may be set by the relevant Clearing System.

Each Withdrawal Instruction must specify:

·	the name of the accountholder having tendered the Securities to be withdrawn; and

·	the Securities to be withdrawn (including the principal amount of such Securities).

Holders wishing to exercise any such right of withdrawal should do so in accordance with the procedures of the relevant Clearing System. Holders should confirm with the bank, securities broker or any other intermediary through which they hold their Securities whether such intermediary would require receiving instructions to participate in, or withdraw their instruction to participate in, the Offer prior to the deadlines set out in this Offer to Purchase. In particular, holders who seek the flexibility to withdraw their Securities at a time prior to the Expiration Deadline but outside of the normal business hours of Euroclear or Clearstream, Luxembourg, as applicable, should consult in advance with their bank, securities broker or other intermediary regarding the effective deadline for exercising withdrawal by means of a Withdrawal Instruction. For the avoidance of doubt, any holder who does not exercise any such right of withdrawal in the circumstances and in the manner specified above, shall be deemed to have waived such right of withdrawal and its original Tender Instruction will remain effective.

The Offeror will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such Withdrawal Instructions. Any Securities so withdrawn will be deemed not to have been validly tendered for purchase for the purposes of the Offer. Any Securities tendered but not accepted for any reason will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn Securities may be retendered by following one of the procedures described herein any time prior to the Expiration Deadline.

Acknowledgements, Representations, Warranties and Undertakings

By submitting a Tender Instruction each holder and the relevant Direct Participant (on behalf of the relevant holder), represents, warrants and undertakes that:

(a)	it has received, reviewed, acknowledged, accepted and agreed to the terms of this Offer to Purchase (including, without limitation, the offering restrictions set forth in this Offer to Purchase);

(b)	it is assuming all the risks inherent in participating in the Offer and has undertaken all the appropriate analysis of the implications of the Offer, without reliance on the Offeror, the Dealer Managers or the Tender Agent;

(c)	by blocking Securities in the relevant Clearing System it will be deemed to consent to the relevant Clearing System providing details concerning its identity to the Offeror, the Dealer Managers, the Tender Agent and their respective legal advisers;

(d)	upon the terms and subject to the conditions of the Offer, it offers to tender the principal amount of Securities in its account in the relevant Clearing System that is the subject of the relevant Tender Instruction;

(e)	upon the terms and subject to the conditions of the Offer it irrevocably tenders for purchase in the Offer the aggregate principal amount of Securities in its account blocked in the relevant Clearing System and, subject to and effective upon the purchase by the Offeror of such Securities, it (i) renounces all right, title and interest in and to all such Securities purchased by or at the direction of the Offeror pursuant to the Offer, (ii), to the extent permitted by law, waives and releases any rights or claims it may have against the Offeror and/or any other member of the Group with respect to any such Securities or the Offer, and (iii), to the extent permitted by law, unconditionally and irrevocably releases, discharges and waives all claims (including all claims for interest, costs and orders for costs), actions and causes of action, present or future and however arising, whether or not presently known or unknown (including those which arise hereafter upon a change in the relevant law) whether arising in equity or under common law or statute or by reason of breach of contract or in respect of any tortious act or omission or otherwise (whether or not damage has yet been suffered), it has, may have or had against the Offeror and/or any other member of the Group and each of their present or former officers, directors, employees or agents which arise out of or relate to, or are in any way connected with the Securities, or non-contractual obligations arising out of or in connection with the Securities;

(f)	it agrees to ratify and confirm each and every act or thing that may be done or effected by the Offeror, any of its directors or any person nominated by the Offeror in the proper exercise of his or her powers and/or authority hereunder;

(g)	it agrees to do all such acts and things as shall be necessary and execute any additional documents deemed by the Offeror to be desirable to complete the sale, assignment and transfer of the tendered Securities to the Offeror or its nominee and/or to perfect any of the authorities expressed to be given hereunder;

(h)	it has observed the laws of all relevant jurisdictions; obtained all requisite governmental, exchange control or other required consents; complied with all requisite formalities; and paid any issue, transfer or other taxes or requisite payments due from it in each respect in connection with any offer or acceptance in any jurisdiction and that it has not taken or omitted to take any action in breach of the terms of the Offer, or which will or may result in the Offeror, the Dealer Managers, the Tender Agent, or any other person acting in breach of the legal or regulatory requirements of any such jurisdiction in connection with the Offer;

(i)	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy, insolvency practitioners and legal representatives and shall not be affected by, and shall survive, its death, incapacity, bankruptcy, insolvency, or any other similar proceedings;

(j)	except to the extent of the information set forth under “Taxation Considerations”, no information has been provided to it by the Offeror, the Dealer Managers or the Tender Agent with regard to the tax consequences to holders, beneficial owners or Direct Participants arising from the tender, and acceptance for purchase of, Securities in the Offer. It hereby acknowledges that it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Offer, and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against the Offeror, the Dealer Managers, the Tender Agent or any other person in respect of such taxes and payments;

(k)	it is not a person to whom it is unlawful to make an invitation pursuant to the Offer under applicable laws and has (before submitting, or arranging for the submission on its behalf, as the case may be, of the Tender Instruction in respect of the Securities which it is offering for purchase) complied with all laws and regulations applicable to it for the purposes of its participation in the Offer;

(l)	it is not resident and/or located in the United Kingdom or, if it is resident and/or located in the United Kingdom, it is an existing member or creditor of a Group company or a person within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or any other person to whom these documents and/or materials may lawfully be communicated;

(m)	it is not located or resident in France or, if it is located or resident in France, it is a qualified investor (investisseur qualifié) as defined and in accordance Article 2(e) of the Prospectus Regulation;

(n)	it is not located or resident in Italy or, if it is located in Italy, it is an authorised person or is tendering the relevant Securities through an authorised person (such as an investment firm, bank or financial Intermediary permitted to conduct such activities in Italy in accordance with the Legislative Decree No. 58 of 24 February 1998, as amended, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by Commissione Nazionale per le Società e la Borsa (the “CONSOB”) or any other Italian authority;

(o)	it is not a person or entity resident and/or located in any province or territory of Canada;

(p)	it has full power and authority to submit for tender and transfer the Securities hereby submitted for tender and if such Securities are accepted for purchase, such Securities will be transferred to, or to the order of, the Offeror with full title free from all liens, charges and encumbrances, not subject to any adverse claim and together with all rights attached thereto;

(q)	it holds and will hold, until the time of settlement on the Settlement Date, the Securities blocked in Euroclear or Clearstream, Luxembourg and, in accordance with the requirements of Euroclear or Clearstream, Luxembourg and by the deadline required by Euroclear or Clearstream, Luxembourg, it has submitted, or has caused to be submitted, a Tender Instruction to the relevant Clearing System, as the case may be, to authorize the blocking of the submitted Securities with effect on and from the date thereof so that, at any time pending the transfer of such Securities on the Settlement Date to the Offeror or its agents on its behalf, no transfers of such Securities may be effected;

(r)	the terms and conditions of the Offer shall be deemed to be incorporated in, and form a part of, the Tender Instruction which shall be read and construed accordingly and that the information given by or on behalf of such existing Holder in the Tender Instruction is true and will be true in all respects at the time of the tender; and

(s)	it understands and agrees that the Offeror, the Dealer Managers and the Tender Agent will rely upon the truth and accuracy of the foregoing representations, warranties and undertakings.

The receipt from a holder or from a Direct Participant on behalf of a beneficial owner of a Tender Instruction by the relevant Clearing System will constitute instructions to debit from such holder’s or Direct Participant’s account on the Settlement Date the principal amount of Securities that such holder or Direct Participant has tendered for purchase and which have been accepted, upon receipt by the relevant Clearing System of an instruction from the Tender Agent to receive those Securities for the account of the Offeror subject to the automatic withdrawal of those instructions in the event that the Offer is terminated by the Offeror or the withdrawal of such Tender Instruction (in the circumstances in which such withdrawal is permitted) in accordance with the procedures set out in this Offer to Purchase.

Responsibility for Delivery of Tender Instructions

None of the Offeror, the Dealer Managers or the Tender Agent, as the case may be, will be responsible for the communication of tenders and corresponding Tender Instructions by (i) beneficial owners to the Direct Participant through which they hold Securities or (ii) the Direct Participant to the relevant Clearing System.

If a beneficial owner holds its Securities through a Direct Participant, such beneficial owner should contact that Direct Participant to discuss the manner in which tender acceptances and transmission of the corresponding Tender Instruction and, as the case may be, transfer instructions may be made on its behalf.

In the event that the Direct Participant through which a beneficial owner holds its Securities is unable to submit a Tender Instruction, such beneficial owner should telephone the Tender Agent, as applicable, for assistance on the numbers provided in this Offer to Purchase.

Holders, Direct Participants and beneficial owners are solely responsible for arranging the timely delivery of their Tender Instructions.

If a beneficial owner offers its Securities through a Direct Participant, such beneficial owner should consult with that Direct Participant as to whether it will charge any service fees in connection with the participation in the Offer.

Amendment and Termination

Notwithstanding any other provision of the Offer, the Offeror may, subject to applicable laws, at its option, at or before the Expiration Deadline:

(a)	extend the Expiration Deadline or re-open the Offer, as applicable (in which case all references in this Offer to Purchase to “Expiration Deadline” shall, unless the context otherwise requires, be to the latest date and time to which the Expiration Deadline has been so extended or the Offer re-opened);

(b)	otherwise extend, re-open or amend the Offer in any respect (including, but not limited to, any extension, re-opening, increase, decrease or other amendment, as applicable, in relation to the Expiration Deadline and/or the Settlement Date);

(d)	delay acceptance for purchase of, and payment for, Securities validly tendered for purchase in the Offer until satisfaction or waiver (if permitted) of the conditions to the Offer, provided that the Offeror will only so delay acceptance if an extension of the Offer is announced;

(e)	if any of the General Conditions listed under “The Offer—Terms of the Offer—Offer Conditions” have occurred on or after the date of this Offer to Purchase and are continuing at the time of the Expiration Deadline, terminate the Offer in respect of the Securities, including with respect to Tender Instructions submitted before the time of such termination; and/or

(f)	if any of the General Conditions listed under “The Offer—Terms of the Offer—Offer Conditions” have occurred on or after the date of this Offer to Purchase and are continuing at the time of the Expiration Deadline, in respect of the Securities, choose not to accept all valid tenders received by the Tender Agent prior to the Expiration Deadline.

The ability of the Offeror to delay acceptance for payment, or payment for the Securities validly tendered for purchase and not withdrawn prior to the Expiration Deadline is limited by Rules 13e-4 and 14e-1(c) under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of holders promptly after the termination or withdrawal of a tender offer.

The Offeror also reserves the right at any time to waive, where permissible, any or all of the conditions of the Offer as set out in this Offer to Purchase.

The Offeror will ensure holders are notified of any such extension, re-opening, amendment or termination promptly after the relevant decision is made (i) by the issuance of a press release to a Notifying News Service, (ii) by the delivery of notices to the relevant Clearing System for communication to Direct Participants and (iii) through RNS, and such announcements may also be found on the relevant Reuters International Insider Screen. Copies of all such announcements, press releases and notices can also be obtained from the Tender Agent, the contact details for whom are on the last page of this Offer to Purchase. Any announcement of an extension of the Offer will be made prior to 9:00 a.m., New York City time, on the business day immediately following the previously scheduled Expiration Deadline.

Notwithstanding the irrevocability of all Tender Instructions, on the termination of the Offer, all Tender Instructions will be deemed to be withdrawn automatically.

Irregularities

All questions as to the validity, form and eligibility (including the time of receipt) of any Tender Instruction, tenders of Securities or revocation or revision thereof or delivery of Securities will be determined by the Offeror in its sole discretion, which determination will be final and binding. The Offeror reserves the absolute right to reject any and all Tender Instructions not in proper form or for which any corresponding agreement would, in its opinion, be unlawful. None of the Offeror, the Dealer Managers or the Tender Agent shall be under any duty to give notice to holders, Direct Participants or beneficial owners of any irregularities in Tender Instructions.

Dealer Managers and Tender Agent

The Offeror has retained Lloyds Securities Inc. and UBS AG London Branch to act as Joint Lead Dealer Managers, and Kroll Issuer Services Limited to act as Tender Agent in connection with the Offer. The services of the Dealer Managers may be provided through their affiliates in certain jurisdictions. The Offeror has agreed to pay the Dealer Managers customary fees for their services in connection with the Offer and have also agreed to reimburse the Dealer Managers for their reasonable out-of-pocket expenses and to indemnify them against specific liabilities, including liabilities under U.S. federal securities laws.

The Dealer Managers and their affiliates have provided in the past, are currently providing and may provide in the future, other investment banking, commercial banking and financial advisory services to the Offeror and its affiliates for customary fees and expenses in the ordinary course of business.

At any given time, the Dealer Managers or affiliates of the Dealer Managers may trade the Securities and other securities issued by the Offeror or its subsidiaries for their own accounts, or for the accounts of their customers, and accordingly may hold a long or short position in the Securities or other securities. The Dealer Managers or any of their affiliates may also tender into the Offer the Securities they may hold or acquire, but are under no obligation to do so.

None of the Dealer Managers or the Tender Agent or any of their respective affiliates assumes any responsibility for the accuracy, adequacy or completeness of the information concerning the Offer, the Offeror, any of its affiliates or the Securities contained in this Offer to Purchase or in the documents incorporated by reference herein, or for any failure by the Offeror to disclose events that may have occurred and may affect the significance or accuracy of that information.

The Tender Agent is an agent of the Offeror and owes no duty to any holders of Securities.

Certain Matters Relating to Non-U.S. Jurisdictions

This Offer to Purchase does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution or communication of the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession the Offer to Purchase comes are required by each of the Offeror, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

France

This Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. This Offer to Purchase has not been and will not be submitted for clearance to the Autorité des marchés financiers.

Italy

None of the Offer, this Offer to Purchase or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the CONSOB pursuant to Italian laws and regulations.

The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

A holder located in the Republic of Italy can tender some or all of its Securities through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Offer.

Canada

The Offer and any solicitation in respect thereof, are not being made, directly or indirectly, in Canada or to holders of the Securities who are resident and/or located in any province or territory of Canada. This Offer to Purchase has not been filed with any securities commission or similar regulatory authority in Canada in connection with the Offer, and the Securities have not been, and will not be, qualified for tender under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this Offer to Purchase, any other documents or materials relating to the Offer and any representation to the contrary is an offence. Accordingly, Canadian holders of the Securities are hereby notified that, to the extent such holders of Securities are persons or entities resident and/or located in Canada, the Offer is not available to them and they may not accept the Offer. As such, any tenders of Securities received from such persons or entities shall be ineffective and void. Copies of this Offer to Purchase or of any other document relating to the Offer be distributed or made available in Canada. This Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in Canada and this Offer to Purchase does not constitute an offer or an invitation to participate in the Offer to any person resident in Canada.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The Offeror and its affiliates expressly reserve the right at any time or from time to time following completion or termination of the Offer (subject to Rule 13e-4(f) under the Exchange Act which prohibits us and our affiliates from purchasing any Securities other than in the Offer until at least ten business days after the Expiration Date), to purchase or exchange or offer to purchase or exchange Securities or to issue an invitation to submit offers to sell Securities (including, without limitation, those tendered pursuant to the Offer but not accepted for purchase) through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, in each case on terms that may be more or less favorable than those contemplated by the Offer. See also “Risk Factors – Securities may be acquired by the Offeror or its affiliates other than through the Offer in the future.”

Governing Law

The terms of the Offer, including without limitation each Tender Instruction, and any non-contractual obligations arising out of or in connection with the Offer shall be governed by, and construed in accordance with, New York law. By submitting a Tender Instruction, a holder or Direct Participant irrevocably and unconditionally agrees for the benefit of the Offeror, the Dealer Managers and the Tender Agent that the courts of New York are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with the Offer or any of the documents referred to above and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

Miscellaneous

Holders who need assistance with respect to the procedure relating to tendering their Securities should contact the Tender Agent, the contact details for whom appear on the back cover of this Offer to Purchase.

Taxation Considerations

U.K. Tax Consequences

The following is a description of material U.K. tax consequences of the Offer for U.S. Holders (as defined in “Taxation Considerations—Material U.S. Federal Income Tax Considerations”) who are resident in the U.S. for U.S. federal income tax purposes, are not resident in the U.K. for U.K. tax purposes, and do not at any relevant time (i) carry on a trade, profession or vocation in the U.K. through a branch or agency to which their Securities are attributable, or (ii) in the case of a corporate U.S. Holder, carry on a trade in the U.K. through a permanent establishment in the U.K. to which their Securities are attributable.

The comments below are of a general nature based on current U.K. tax law as applied in England and Wales and published HM Revenue & Customs (“HMRC”) practice (which may not be binding on HMRC). They are not exhaustive of all possible tax considerations that may be relevant in the particular circumstances of each U.S. Holder. They do not necessarily apply where any income is deemed for tax purposes to be the income of any other person. Except to the extent expressly stated to the contrary, they relate only to the position of U.S. Holders who are the absolute beneficial owners of their Securities and do not apply to certain classes of persons (such as dealers, individuals who have temporarily ceased to be resident in the U.K., and persons who are connected to us) to whom special rules may apply.

You should satisfy yourself as to the tax consequences in your own particular circumstances relating to the Offer. In particular, Holders within the charge to U.K. income tax must take their own professional tax advice on the consequences of a disposal of the Securities pursuant to the Offer.

Disposal of Securities

A U.S. Holder will not, upon disposal of Securities pursuant to the Offer to Purchase, be liable for U.K. taxation on income, profit or gains realized, unless at the time of the disposal the U.S. Holder is resident for tax purposes in the U.K., carries on a trade, profession or vocation in the U.K. through a branch or agency in the U.K. to which their Securities are attributable or, in the case of a corporate U.S. Holder, if the U.S. Holder carries on a trade in the U.K. (including through a permanent establishment in the U.K. to which their Securities are attributable).

Accrued Interest will be paid without withholding for or deduction of U.K. income tax, on the basis that the Securities remain listed on a “recognised stock exchange” within the meaning of Section 1005 of the Income Tax Act 2007 (the “Act”) for the purposes of Section 987 of the Act. Accrued Interest on the Securities will constitute U.K. source income for U.K. tax purposes and, as such, may be subject to U.K. income tax by direct assessment irrespective of the residence of the holder. However, where the payments are made without withholding or deduction on account of U.K. tax, the payments will not be assessed to U.K. income tax (other than in the hands of certain trustees) if you are not resident in the U.K. for tax purposes, except if you carry on a trade, profession or vocation in the U.K. through a U.K. branch or agency in connection with which the payments are received or to which the Securities are attributable (or in the case of a corporate U.S. Holder, if you carry on a trade in the U.K. (including through a permanent establishment in the U.K. in connection with which the payments are received or to which Securities are attributable)), in which case (subject to exemptions for payments received by certain categories of agent) tax may be levied on the U.K. branch or agency (or permanent establishment).

Stamp Duty and Stamp Duty Reserve Tax

No U.K. stamp duty or stamp duty reserve tax will be payable by Holders on purchase of the Securities pursuant to the Offer.

Material U.S. Federal Income Tax Considerations

The following are material U.S. federal income tax consequences of the Offer to the U.S. Holders described below. This discussion applies to you only if you hold your Securities as capital assets for U.S. federal income tax purposes. This discussion does not purport to be a comprehensive description of all of the tax considerations that may be relevant to your decision to tender your Securities. Furthermore, it does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including any special tax accounting rules under Section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences applicable to you if you are one of special classes of U.S. Holders, such as:

·	a financial institution;

·	an insurance company;

·	a regulated investment company;

·	a dealer or an electing trader in securities that uses a market-to-market method of accounting for U.S. federal income tax purposes;

·	a person holding Securities as part of a straddle, conversion or other integrated transaction;

·	a person whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

·	a tax-exempt entity, “individual retirement account” or “Roth IRA”;

·	a person that owns, or is deemed to own, directly or indirectly, 10% or more (by vote or value) of our equity interests;

·	a person holding Securities in connection with a trade or business conducted outside of the United States; or

·	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes owns Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Securities and partners in such partnerships should consult their tax advisers regarding the particular U.S. federal income tax consequences to them of tendering Securities pursuant to the Offer.

This discussion is based on tax laws of the United States including the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address any aspect of state, local or non-U.S. taxation or any U.S. federal taxes other than income taxes (such as estate or gift taxes).

You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of Securities and:

·	a citizen or an individual resident of the United States;

·	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state therein or the District of Columbia; or

·	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You should consult your tax adviser regarding the U.S. federal, state, local and non-U.S. tax consequences of tendering your Securities pursuant to the Offer in your particular circumstances.

Characterization of the Securities

We believe that the Securities should be characterized as equity for U.S. federal income tax purposes and the remainder of this discussion so assumes.

U.S. Holders Tendering Securities

Under Section 302 of the Code, a corporation’s redemption of its equity securities should be treated for U.S. federal income tax purposes either as a sale of the securities by the owner thereof, or as a distribution from the issuing corporation to the owner, depending on the facts. The redemption of the Securities will generally be treated as a sale of the Securities by you (rather than a distribution by us to you) provided that, after the application of certain constructive ownership attribution rules, the redemption either (i) results in a “complete redemption” of your interest in our equity or (ii) is “not essentially equivalent to a dividend”, each within the meaning of Section 302(b) of the Code. In general, a redemption of the Securities will not be essentially equivalent to a dividend with respect to you if the redemption results in a “meaningful reduction” in your equity interest in us. The Internal Revenue Service (“IRS”) has indicated in published guidance that if certain conditions are met, a redemption of nonvoting, non-convertible preferred equity securities, or of shares held by a small minority shareholder in a publicly and widely held corporation who exercises no control over the issuer’s corporate affairs, would generally be treated as not essentially equivalent to a dividend. Based on this guidance, and taking into account the terms of the Securities and our ownership structure, we expect that the tendering of Securities pursuant to the Offer generally should be treated as a sale of the Securities to us, and the remainder of this discussion so assumes. However, you should consult your tax adviser regarding the application of the rules set forth in Section 302 of the Code in your specific circumstances, particularly if you also own our Ordinary Shares or LBG ADSs.

Subject to the discussion regarding the passive foreign investment company (“PFIC”) rules below, you should generally recognize capital gain or loss on the sale of your Securities to us in an amount equal to the difference between the amount realized on the sale of the Securities and your adjusted tax basis in the Securities. Based on IRS revenue rulings that addressed the redemption of preferred stock, we believe it is reasonable to take the position that the amount realized on the sale of the Securities pursuant to the Offer is equal to the total amount paid to you by us, including the Accrued Interest. However, the application of the revenue rulings to the sale of the Securities is not entirely clear. You should therefore consult your tax adviser regarding the possibility that the payment of Accrued Interest pursuant to the Offer might be treated as ordinary dividend income. The remainder of this discussion assumes that the amount realized on the sale of the Securities pursuant to the Offer will equal the total amount paid to you. Your adjusted tax basis in the Securities generally equals the amount you paid to acquire them. Generally, capital gains or losses will be long-term if the Securities have been held for more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss will generally be treated as U.S. source for foreign tax credit purposes.

The amount realized on the sale of the Securities and your adjusted tax basis in the Securities will each be determined in U.S. dollars. You should consult your tax adviser regarding the foreign currency rates by reference to which your gain or loss from the Offer should be determined. If you are a U.S. Holder that uses the accrual-method of U.S. tax accounting, you may be required to recognize foreign currency gain or loss (taxable as U.S.-source ordinary income) with respect to the Offer, unless the Securities are treated as traded on an established securities market and you make an election to translate the amount realized into U.S. dollar based on the foreign currency rate on the Settlement Date.

In general, a non-U.S. corporation will be a PFIC for any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable “look-through rules”, either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce, or are held for the production of, passive income. Although interest income is generally passive, under proposed Treasury regulations (that under current guidance from Treasury taxpayers can rely on prior to their finalization) certain banking income of licensed active banks is treated as non-passive. We believe that we were not a PFIC for our 2021 taxable year, and we do not expect to be a PFIC for our current taxable year. However, the proposed Treasury regulations may not be finalized in their current form. Moreover, our PFIC status for any taxable year depends on the composition of our income and assets, the value of our assets and the manner in which we operate our business, and cannot be determined until the end of the taxable year. Accordingly, there can be no assurance that we were not a PFIC for any prior taxable year or that we will not be a PFIC for the current taxable year. If we were a PFIC for any taxable year during which you owned Securities, we would generally continue to be treated as a PFIC with respect to you even if we ceased to be a PFIC for subsequent taxable years (unless a certain purging election was made). If we are or were a PFIC for any taxable year during your holding period of the Securities, you would be subject to adverse U.S. federal income tax consequences, including increased tax liability on gains from the disposition of Securities. You should consult your tax adviser regarding our PFIC status for any taxable year during which you owned Securities and the potential application of the PFIC rules to the disposition of the Securities.

Non-Tendering U.S. Holders

If you do not sell your Securities pursuant to the Offer, you will not recognize any gain or loss and will continue to have the same adjusted tax basis in and holding period for your Securities that you had immediately prior to the Offer.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with the payment of the Purchase Price and Accrued Interest. You may be subject to backup withholding on these payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that you timely furnish the required information to the IRS.

TENDER AGENT

Kroll Issuer Services Limited
The Shard
32 London Bridge Street, SE1 9SG
London, United Kingdom

+44 207 704 0880
lbg@is.kroll.com
https://deals.is.kroll.com/lbg

Any questions or requests for assistance or additional copies of this Offer to Purchase or any document incorporated herein by reference may be directed to the Tender Agent and any questions regarding the terms of the Offer may be directed to the Dealer Managers listed below.

JOINT LEAD DEALER MANAGERS

Lloyds Securities Inc.

1095 Avenue of the Americas

New York, NY 10036

United States

Telephone (U.S.): +1 (212) 827-3145

Email: lbcmliabilitymanagement@lloydsbanking.com

Attn: Liability Management Group

UBS AG London Branch

5 Broadgate

London EC2M 2QS

United Kingdom

Tel: +1 888 719 4210 (U.S. Toll Free)

Tel: +1 203 719 4210 (U.S.)

Tel: +44 20 7568 1121 (Europe)

Email: ol-liabilitymanagement-eu@ubs.com

Attn: Liability Management Group